Exhibit 99.1

ARC ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

WALNUT CREEK, California (July 18, 2011) – ARC (NYSE:ARC), one of the nation’s leading document solutions company, today announced that John E.D. Toth, former strategy consultant to Chiquita Brands International, Inc., and Chief Financial Officer of Bell-Carter Foods, Inc., has been named Chief Financial Officer of the Company, replacing Jonathan Mather, who retires today.

“We are excited to have John join us as our CFO,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC. “He not only brings a wealth of experience in finance and banking to ARC, but also adds tremendous strength to our operations team at a time when we are transitioning our business and exploring new frontiers. We look forward to John’s contributions as we continue to develop new and exciting technology and document solutions for our customers.”

Most recently, Mr. Toth, 41, was a strategy consultant in new business development to Chiquita Brands International, Inc. From 2008 until 2010, Mr. Toth was Chief Financial Officer of Bell-Carter Foods, a $200 million privately-held company in Northern California. From 2006 to 2008, Mr. Toth was Chief Financial Officer of Fresh Express, Inc. and Vice President Finance of the Salads and Healthy Snacking division of Chiquita Brands International Inc., a $1.3 billion subsidiary of Chiquita. In 2001, he founded Tennyson West LLC, a provider of merger and acquisition advisory services to middle market companies. Prior to Tennyson West, Mr. Toth was a Vice President in the investment banking division of J.P. Morgan & Co., Inc. He started his investment banking career with Goldman Sachs & Co., Inc. Mr. Toth earned his undergraduate degree in economics and political science, and his master’s degree in economics from Stanford University.

“I am excited to join ARC at this point in its growth and evolution,” said Mr. Toth. “ARC has tremendous opportunities ahead of it and I am fortunate to be working with such a talented and visionary management team. I am confident that my operationally focused management style and banking experience can help drive the success of the Company.”

Mr. Toth will be located at the Company Headquarters in Walnut Creek, California.

About ARC (NYSE:ARC)

ARC (American Reprographics Company) is one of the nation’s leading document solutions companies in the United States providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company also provides document management services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality. ARC provides its services through its suite of reprographics technology products, a network of hundreds of reprographics service centers around the world, and on-site at more than 5,500 customer locations. The Company’s service centers are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 120,000 active customers.

Contact info:

David Stickney
Vice President Corporate Communications
925-949-5110
Email: david.stickney@e-arc.com